Exhibit 16.1

October 31, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Firefly Neuroscience, Inc. Form 8-K dated October 29, 2024, and have the following comments:

1.	We agree with the statements made in the first through fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements in the fifth paragraph.

Yours truly,

/s/ Turner, Stone & Company, L.L.P.